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                                                                      EXHIBIT 17

Siemens and Efficient Networks Granted Early Termination of HSR Waiting Period

Munich, Germany / Dallas, Texas -- (March 14, 2001) Siemens (NYSE: SI) and Efficient Networks, Inc. (Nasdaq: EFNT) announced today that the antitrust waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the previously announced tender offer to acquire all the issued and outstanding shares of Efficient Networks has been terminated. The Federal Trade Commission (FTC) has informed the parties that their request for early termination of the 15-calendar day waiting period prescribed by the HSR Act was granted. The offer is being made by Memphis Acquisition Inc., a wholly-owned subsidiary of Siemens, pursuant to an agreement announced on February 22, 2001.

The offer commenced on Friday, March 2, 2001 and is scheduled to expire at 12:00 midnight, New York City time, on Thursday, March 29, 2001, unless the offer is extended.

Questions or requests for additional information may be directed to Georgeson Shareholder Communications Inc. ((212) 440-9800 or (800) 223-2064), which is acting as Information Agent with respect to the tender offer.

Investors and security holders should read the Tender Offer Statement on Schedule TO, as amended, filed with the Securities and Exchange Commission by Siemens AG, Siemens Corporation and Memphis Acquisition and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Efficient Networks and any subsequent amendments all containing important information about the tender offer. The documents can be obtained free of charge from the U.S. Securities and Exchange Commission's website http://www.sec.gov.

Efficient Networks
------------------

Efficient Networks, based in Dallas, Texas, USA, is a leading independent developer and supplier of high-speed DSL CPE. Efficient Networks has approximately 600 employees. Efficient Networks' customers include network service providers, network equipment vendors and carrier-aligned distributors. Significant customers for the calendar year 2000 include: AOL, Bell South, Hanaro Telecom, SBC Communications, Singapore Telecom, Sprint, TeleDanmark, Telefonica and Worldcom.

Efficient Networks reported sales of $102.5 million in the quarter ended December 31, 2000. Losses before interest, tax and amortization were $8.6 million for the period. As of December 31, 2000, Efficient Networks had total stockholders' equity of $987.9 million, cash and short-term investments of $436.4 million and convertible subordinated notes of $400.0 million.

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Contacts:

Scott Bender                            Kitty Behof
Media Relations                         Investor Relations
Efficient Networks, Inc.                Efficient Networks, Inc.
Tel.: +1 (972) 852-1000                 Tel.: +1 (972) 852-1000
E-mail: sbender@efficient.com           E-mail: kbehof@efficient.com


Siemens Information and Communication Networks Group
----------------------------------------------------

Siemens Information and Communication Networks Group (ICN) is a leading provider of integrated voice and data networks for enterprises, carriers and service providers. Its comprehensive portfolio comprises, in particular, IP-based convergence solutions, and a full range of products for broadband access, optical transport networks, as well as the integration, services and applications business. The Siemens Group provides complete solutions from a single source for the infrastructure of the Next Generation Internet, a prerequisite for mobile business. In fiscal year 2000 (year-end 30 September
2000) ICN posted sales of 11.4 billion Euro, and earnings before interest and taxes (EBIT) of 692 million Euro. ICN employs 53,000 people worldwide.

Further information about ICN is available at:
http://www.ic.siemens.com/networks


Siemens AG                              Reference Number: ICN 2001 02.043 e
Corporate Communications                Press Office
Press Office                            Information and Communication Networks
Peter Gottal                            Andreas Fischer
Tel. +49 89 636 33645; Fax: -32825      Tel.: +49 89 722 33988; Fax: -23855
E-mail: peter.gottal@cc.siemens.de      E-mail: andreas.fischer@icn.siemens.de